EXHIBIT (a)(1)

PACKETEER, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

WITH AN EXERCISE PRICE PER SHARE OF $5.00 OR MORE
FOR NEW OPTIONS (THE “OFFER TO EXCHANGE”)

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., PACIFIC TIME, ON NOVEMBER 30, 2001,
UNLESS THIS OFFER IS EXTENDED.

      We are offering all current employees who are not executive officers the opportunity to exchange any of their outstanding stock options with an exercise price per share of $5.00 or more (each an “eligible option” and collectively, the “eligible options”) granted pursuant to (1) the Packeteer, Inc. 1999 Stock Incentive Plan, as amended and restated (the “1999 plan”), (2) the Packeteer, Inc. 1996 Equity Incentive Plan (the “1996 plan”) or (3) the Workfire Technologies International, Inc. 2000 Stock Option Plan (the “Workfire option plan”, and together with the 1996 plan and the 1999 plan, the “option plans”) and options granted to such individuals outside of the option plans for new non-statutory stock options (the “new options”). If you choose to tender any eligible option, you must also tender all options granted to you after May 28, 2001 (the “required options”).

      For each eligible option or required option you tender that we accept for exchange, you will receive a new option exercisable for the same number of shares of our common stock subject to the tendered option, subject to adjustment for any stock split, combination or the like occurring prior to the grant of the new options. We will grant a new option in exchange for each of your tendered options only if you continue to be an employee of Packeteer or one of our subsidiaries through the grant date of the new option. Each new option will have a maximum term of ten years and will be granted on the first trading day that is at least six months and one day after the date your tendered options are accepted for exchange and cancelled. The exercise price of your new option will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. This price may be higher or lower than the current price of our common stock, and it may be higher or lower than the exercise price per share of your eligible options and required options. Our common stock may not ever trade at a price above the exercise price per share of the new options.

      Shares of our common stock are quoted on the Nasdaq National Market under the symbol “PKTR.” On October 17, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $5.00 per share. The price of our common stock has been subject to high volatility. You should carefully consider these uncertainties before deciding whether to accept this offer. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the new options or at any time in the future.

      Each new option will preserve the vesting schedule and the vesting commencement date of the option it replaces, so that when the new option you are eligible to receive is granted, you will be vested to the same extent you would have been vested on that date had you retained your tendered option. However, if you are a non-exempt employee, your new option will not be exercisable until the six-month anniversary of the grant date of your new option. In addition, if your tendered options were granted pursuant the 1996 plan or Workfire option plan, any special vesting acceleration or other features which may have formed part of your tendered options will not be included in the new options to be granted pursuant to this offer.

      We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (the “letter of transmittal,” together with the offer to exchange, as they may be amended or supplemented from time to time, constitute this “offer”). The offer is not conditioned upon a minimum number of options being tendered. You are not required to accept this offer. You may tender any, some or all of your eligible options. If you choose to tender an eligible option, then you must tender the entire outstanding portion of that option. In addition, if you choose to tender any eligible options, then you must also tender all of your required options. Accordingly, if you tender any eligible option pursuant to this offer, you will automatically be deemed to have tendered all of your required options. If you choose not to tender any of your options, those options will remain outstanding in accordance with their terms.

      As of September 30, 2001, our employees who are not executive officers held outstanding eligible and required options to purchase 1,849,699 shares of our common stock. (Our executive officers and directors are not eligible to participate in this offer.)

      Although the compensation committee of our board of directors has approved this offer, neither we, the compensation committee nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

IMPORTANT

      You should direct questions about this offer and requests for additional copies of the letter of transmittal to Rich Jacquet. If you wish to tender one or more of your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it to Tina Parker, 10495 North De Anza Boulevard, Cupertino, California 95014 (facsimile (408) 725-4657). The letter of transmittal must be received by 5:00 p.m., Pacific Time, on November 30, 2001. You may withdraw your tendered options at any time before that time. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer.

      We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon the recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of the offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete and may not contain all of the information that is important to you. We have included page references to the relevant sections of the offer to exchange where you can find a more complete discussion of the topics in this summary.

1. Why are you making this offer? (Page 8)

      Many of our outstanding options have exercise prices that are significantly higher than the price our common stock has been trading at recently. We believe these options currently have little or no value and are unlikely to be exercised in the foreseeable future. As a result, we believe these outstanding options are not effective to achieve our objectives of retaining and incentivizing employees who are important to attaining our business and financial objectives and creating value for our stockholders. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we hope to provide employees with the opportunity to have options that may have a greater potential to increase in value than the options they currently hold, and thereby create better incentives for them to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

2. What securities are you offering to exchange? (Page 7)

      We are offering to exchange all currently outstanding stock options with an exercise price per share of $4.00 or more that are held by current employees who are not executive officers for new options to be granted under our 1999 plan. If you elect to tender any of these eligible options, you must also tender all of your required options. Required options are all options granted to you after May 28, 2001. We will distribute to you a summary of the options that have been granted to you, including information relating to the exercise price of your existing options, shortly after commencement of this offer.

3. Who is eligible to participate in this offer?

      Except for members of our board of directors and our executive officers, any of our current employees or any current employee of one of our subsidiaries, who holds an eligible option, is eligible to participate in this offer.

4. Are employees located outside the United States eligible to participate? (Page 21)

      Yes. However, special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. Short summaries of some of the important implications in some of the countries where our non-U.S. employees are located are attached as exhibits. If you are an employee located outside of the United States, you should review these summaries and consult your individual tax, legal and investment advisors.

5. May I tender vested options as well as unvested options?

      Yes. You may tender your eligible options, whether or not they are currently vested. If you choose to tender any of your eligible options, you must also tender all of your required options, whether or not they are vested.

6. May I tender options that I have already exercised?

      This offer only pertains to options, and does not apply to shares purchased upon the exercise of options or otherwise. If you have previously exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have previously exercised a portion of an eligible option, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to this offer.

7.	May I tender one of my eligible options and retain my remaining eligible options? (Page 11)

      Yes. You may tender none, some or all of your eligible options. For example, if you have received two eligible options, you may choose to tender neither option, one of the options or both options.

8.	With respect to each of my eligible options, do I have to tender the entire option or may I decide to tender only a portion of the option? (Page 11)

      You may not tender anything less than the outstanding portion of a particular option. If you have exercised an option in part, the option is outstanding only to the extent of the unexercised portion of the option.

9. What will I receive in exchange for my tendered options? (Page 7)

      Subject to the terms and conditions of this offer, you will receive a new option for each option you tendered. The number of shares of our common stock subject to each new option will be the same as the number of shares of our common stock subject to the tendered option, subject to adjustment for any stock split, combination or the like occurring prior to the grant of the new options.

      If you are a non-exempt employee under the federal wage laws, then, as required by federal law, your new options will not be exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your new options will become exercisable for the same percentage of shares for which your corresponding eligible option or required option would have been exercisable at that time had you not tendered that option pursuant to this offer.

      All new options will be granted pursuant to the 1999 plan and will be subject to the terms and conditions of the 1999 plan and a new stock option agreement between you and us. All tendered options that we accept for exchange will be cancelled; therefore you will have no further right or entitlement to acquire shares of our common stock pursuant to the terms of those cancelled options.

10.	Are there any eligibility requirements I must satisfy after the expiration date of this offer to receive the new options? (Page 7)

      Yes. To receive a new option, you must remain our employee or an employee of one of our subsidiaries from the date you tender your options through the date we grant the new options. As discussed below, the new options will be granted on the first trading day that is at least six months and one day after the date the tendered options are accepted for exchange and cancelled.

      If you do not remain our employee or an employee of one of our subsidiaries from the date we accept your tendered options through the date the new options are granted, you will not receive any new options, or any other payment or consideration, in exchange for your tendered options that have been accepted for exchange and cancelled, regardless of why your employment terminates.

      Your eligible options and your required options may be fully or partially vested at present. If you do not accept this offer, when your employment with us ends, your eligible options and your required options will be exercisable for the shares in which you are vested only during the limited period of time following your termination of employment which is specified in your option documents. But, if you accept this offer, your tendered options will be cancelled, and you will not be eligible to receive new options if you are not employed by us or one of our subsidiaries from the date you tender your eligible options and required options through the grant date of the new options.

11. What happens if I do not accept this offer?

      If you do not tender any eligible options, or we do not accept for exchange and cancellation your tendered options, those options will remain outstanding, and you will continue to hold each such option in accordance with its terms.

12. What are the conditions to this offer? (Page 12)

      The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of conditions, including the conditions described in Section 7 of the offer.

13. What happens if, after I tender my options, my employment is terminated?

      If your employment with us terminates for any reason before the expiration of this offer, your tendered options will automatically be withdrawn, and you may exercise those options to the extent they are vested and in accordance with their terms. If your tendered options are automatically withdrawn, you will not receive any new options.

      If your employment with us terminates for any reason after your tendered options are accepted and cancelled but before the new options are granted, you will not receive a new option. You must be an employee of Packeteer or one of our subsidiaries on the date the new options are granted in order to receive a new option.

      If your employment terminates after the date of grant of the new options, you will only be able to exercise the new options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your new options. Once your tendered options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be regranted or returned to you for any reason.

      The offer does not change the “at-will” nature of your employment with us, and your employment may be terminated by us or by you at any time, including prior to the grant date of the new options, for any reason, with or without cause.

14. When will I receive my new options? (Page 10)

      We will grant the new options on the first trading day that is at least six months and one day after the date we accept and cancel tendered options. If we accept and cancel tendered options on November 30, 2001, which is the scheduled expiration date of this offer, the grant date of the new options will be June 3, 2002.

15.	Why won’t I receive my new options immediately after the expiration date of this offer? (Page 29)

      If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense with respect to those options.

16.	What will be the exercise price of the new options? (Page 7)

      The exercise price per share of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. The last reported sale price per share of our common stock on the Nasdaq National Market was $5.00 on October 17, 2001. We cannot predict the exercise price of the new options, which may be higher or lower than the current market price of our common stock.

      Because we will not grant new options until the first trading day that is at least six months and one day after the date we accept and cancel the options tendered for exchange, the new options may have a higher exercise price than some or all of your tendered options. In addition, after the grant of the new options, our common stock may never trade at a price higher than the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the new options or at any time in the future.

17.	When will my new options vest? (Page 7)

      Each new option will vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for the corresponding option that you tender pursuant to this offer and that we accept for exchange and cancel. For example, if your tendered option would have been 60% vested upon the grant date of the new option, then your new option will also be 60% vested on that same date.

18.	Will there be any material differences between my tendered options and the new options?

      To the extent your eligible options and required options were granted pursuant to the 1999 plan, the new options granted in exchange for those options will have substantially the same terms and conditions as those options, except for the new exercise price and a new ten-year maximum term. However, if you are a non-exempt employee under the federal wage laws, then, as required by federal law, your new options will not be exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your new options will become exercisable for the same percentage of shares for which your corresponding eligible option or required option would have been exercisable at that time had you not tendered that option pursuant to this offer.

      If your existing options were originally granted pursuant to (1) the 1996 plan or (2) the Workfire option plan, those existing options may contain certain features, such as accelerated vesting under certain circumstances and/or early exercise periods, which will not be included within the terms of the new options that you will receive under the 1999 plan. For example, if your option was granted pursuant to the 1996 plan, you may have been entitled to an additional two years of vesting in the event of a change of control transaction. Your new option would not contain such an accelerated vesting provision. We recommend that you review and compare the terms of the new stock option agreement with the terms of your existing stock option agreement.

      In addition, new options to be granted to international employees may be subject to certain restrictions and limitations required by the foreign jurisdiction in which the employee resides. As a result, an alternative form of stock option agreement may be required for new options to be granted to international employees.

19.	If I tender options in this offer, will I be eligible to receive other option grants before I receive my new options? (Page 20)

      No. If we accept any of the options you tender pursuant to this offer, you will not receive any other option grants for which you might otherwise be eligible until the grant date for your new options. If we accept and cancel any of the options you tender pursuant to this offer and we were to grant you any options prior to a date at least six months and one day after that cancellation, we would be required, for financial reporting purposes, to record a compensation expense against our earnings. Under current rules, by deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we believe we will not have to record such a compensation expense with respect to those options.

20.	Will any option grants be made to current employees who are not executive officers between the date we cancel tendered options and the date we grant the new options?

      No. The compensation committee of the board of directors does not plan to grant any additional options to current employees who are not executive officers until after the grant date for the new options, including grants to employees who do not elect to participate in this offer.

21.	What happens if Packeteer is acquired? (Page 11)

      Before the Expiration of this Offer. If we are acquired prior to expiration of this offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

      After the Expiration Date but before the New Grant Date. If we are acquired after your tendered options are accepted for exchange and cancelled but before the new options are granted, the obligations of Packeteer in connection with this offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted in the event of such a transaction.

      After the New Grant Date. If we are acquired after the grant of the new options, those options may be assumed by the successor company, in which event you would continue to vest in those options accordance with the vesting schedule in effect for them prior to the transaction. Each option that is assumed will be appropriately adjusted, immediately after such transaction, to apply to the number and class of securities which would have been issued to you had you exercised the new option immediately prior to such transaction. If the holders of common stock receive cash consideration in connection with the transaction, the assumed option may be adjusted, at the option of the successor corporation, to apply to the number of shares of its common stock with a fair market value equivalent to the cash consideration paid per share of common stock in such transaction.

      Alternatively, if the successor company does not assume or replace the new options with a cash incentive program preserving the spread on those options at the time of the acquisition, then the shares of common stock subject to those options would vest on an accelerated basis and the new options would become exercisable for all of the option shares immediately prior to the acquisition. In addition, if the new options were not assumed by the successor company nor exercised immediately prior to the acquisition, then they would immediately terminate after the transaction.

22.	Will I have to pay taxes if I tender my options in this offer? (Page 21)

      If you tender your eligible options and required options pursuant to this offer, you will not be taxed under current federal income tax law at the time of the tender or upon our acceptance and cancellation of the options. In addition, the grant of the new options is not a taxable event, so that you will not be taxed at the time of grant.

      If you are subject to taxation in a foreign jurisdiction, whether by reason of your nationality, residence or otherwise, you should consult with your own personal tax advisor as to the tax consequences of your participation in this offer. Short summaries of some of the important tax implications in some of the countries where our non-U.S. employees are located are attached as exhibits.

23.	When does this offer expire? Can this offer be extended, and if so, how will I be notified if it is extended? (Page 7)

      The offer expires on November 30, 2001, at 5:00 p.m., Pacific Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If this offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of this offer period.

24.	How do I tender my options? (Page 9)

      If you decide to tender any options, you must deliver, before 5:00 p.m., Pacific Time, on November 30, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Tina Parker, 10495 North De Anza Boulevard, Cupertino, California 95014 (facsimile (408) 725-4657). You will be required to indicate in the letter of transmittal the particular options you are tendering, including your required options.

      If we extend this offer beyond that time, you must deliver these documents before the extended expiration of this offer. We will not accept delivery of any letter of transmittal after expiration of this offer. If we do not receive a properly completed and duly executed letter of transmittal from you prior to the expiration of this offer, we will not accept any of your options for exchange, and you will not be granted any new options.

      We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered eligible options and required options that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all such properly tendered eligible options and required options promptly after the expiration of this offer.

      Remember: If you tender any eligible option pursuant to this offer, you will automatically be deemed to have tendered all of your required options.

25.	During what period of time may I withdraw previously tendered options? (Page 9)

      You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on November 30, 2001. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date of this offer. To withdraw your tendered options, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn your options, you may re-tender those options only by again following the tender procedures described in this offer.

      In addition, unless we accept your tendered options for exchange before December 14, 2001, you may withdraw your tendered options at any time thereafter until they are accepted and cancelled.

26.	What does the board of directors and/or the company think of this offer? (Page 8)

      Although the compensation committee of our board of directors has approved this offer, neither we, the compensation committee nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender any options.

27.	Who can I talk to if I have questions about this offer?

      For additional information or assistance, you should contact:

Rich Jacquet or Tina Parker
10495 North De Anza Boulevard, Cupertino, California 95014
Telephone: (408) 873-4400
Facsimile: (408) 725-4657
Email: tparker@packeteer.com

THE OFFER

1. Number of Options; Expiration Date.

      Upon the terms and subject to the conditions of this offer, we will exchange, for new options to purchase common stock under the 1999 plan, all eligible options and required options that are properly tendered in accordance with Section 4, and are not validly withdrawn in accordance with Section 5 before the “expiration date,” as defined below in this Section 1. Eligible options are all outstanding options with an exercise price of $5.00 or more that are held by current employees who are not executive officers. Required options are all options granted after May 28, 2001. If you choose to tender any eligible option pursuant to this offer, you must tender all of your required options. Accordingly, upon your tender of any eligible option pursuant to this offer, you will automatically be deemed to have tendered all of your required options.

      In exchange for your tendered options, we will grant you new options under the 1999 plan pursuant to a new stock option agreement. However, to be eligible to receive the new options, you must remain our employee or an employee of one of our subsidiaries from the date you tender options through the date we grant the new options. If you do not, you will not receive any new options, or any other payment or consideration in exchange for your tendered options that have been accepted and cancelled, regardless of how or why your employment terminated. The number of shares of our common stock subject to each new option will be equal to the same as the number of shares of our common stock subject to the tendered option that is accepted in exchange for that new option, subject to adjustment for any stock split, combination or the like occurring prior to the grant of the new options. The new options will be granted on the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. Each new option will vest in accordance with the same vesting schedule measured from the same vesting commencement date applicable to the eligible option or the required option for which the new option is exchanged. The tendered options which we accept pursuant to this offer will be cancelled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options.

      The term “expiration date” means 5:00 p.m., Pacific Time, on November 30, 2001, unless and until we, in our discretion, extend the period of time during which this offer will remain open, in which event the term “expiration date” refers to the latest time and date at which this offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend this offer, and Section 7 for a description of conditions to this offer.

      If we decide to take any of the following actions, we will publish notice of such action and extend this offer for a period of ten business days after the date of such publication:

(a) (1) we increase or decrease the amount of consideration offered for the options;

(2) we decrease the number of options eligible to be tendered in this offer; or

(3) we increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and

(b) this offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 16.

      For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a “trading day” means any business day on which a last sale price of our common stock is reported on the Nasdaq National Market.

2. Purpose of this Offer.

      We granted options to provide our employees with an opportunity to acquire or increase their ownership interest in us, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all our stockholders.

      Many of our outstanding options have exercise prices that are significantly higher than the price our common stock has been trading at recently. We believe these options currently have little or no value and are unlikely to be exercised in the foreseeable future. As a result, we believe these outstanding options are not effective to achieve our objectives of retaining and incentivizing employees who are important to attaining our business and financial objectives and creating value for our stockholders. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we hope to provide employees with the opportunity to have options that may have a greater potential to increase in value than the options they currently hold, and thereby create better incentives for them to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

      It is possible that during the time that this offer is outstanding, the exercise price of one or more of the eligible options may be less than the then current fair market value. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the new options or at any time in the future.

      We continually evaluate strategic opportunities as they arise, including business combination transactions, capital infusions, and the purchase or sale of assets. We also routinely grant options to our employees. Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our common stock no longer being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

      Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3. Status of Eligible Options Not Exchanged.

      If you do not choose to tender any options or we do not accept your tendered options for exchange and cancellation pursuant to this offer, then such options will remain outstanding and you will continue to hold them in accordance with their terms.

4. Procedures for Tendering Options.

      Proper Tender of Options. To validly tender your options pursuant to this offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver the letter of transmittal, along with any other required documents, to Tina Parker, 10495 North De Anza Boulevard, Cupertino, California 95014 (facsimile (408) 725-4657), before the expiration date. If we extend this offer beyond that time, you must deliver these documents before the extended expiration of this offer. We will not accept delivery of any letter of transmittal after expiration of this offer. If we do not receive a properly completed and duly executed letter of transmittal from you prior to the expiration of this offer, we will not accept any of your options for exchange and you will not be granted any new options.

      The method of delivery of all documents, including letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. We will only accept delivery by mail or by facsimile. Delivery by e-mail will not be accepted. If delivery is by mail, we recommend that you use certified mail with return receipt requested. If delivery is by facsimile, please keep a paper confirmation that the facsimile was received. In all cases, you should allow sufficient time to ensure timely delivery.

      You will be required to indicate in the letter of transmittal the particular options you are tendering, including your required options. If you tender any eligible options pursuant to this offer, you will automatically be deemed to have tendered all of your required options for exchange and cancellation. Nevertheless, you must still properly complete the letter of transmittal.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to eligible options or required options or to be subject to new options. Our determination of these matters will be binding on all parties. We reserve the right to reject any or all tenders of options that we determine (a) do not comply with the conditions of this offer, (b) are not in appropriate form or (c) are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

      Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of the options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

      Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that have not been validly withdrawn.

5. Withdrawal Rights.

      You may only withdraw your tendered options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the expiration of this offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

      You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on November 30, 2001. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. In addition, unless we accept your tendered options for exchange before December 14, 2001, you may withdraw your tendered options at any time thereafter until they are accepted and cancelled.

      To validly withdraw your tendered options, you must deliver to us at the address set forth on the last page of this offer to exchange a written notice of withdrawal, with the required information, while you still have the right to withdraw your tendered options. The notice of withdrawal must specify your name, the grant date, exercise price and the number of shares subject to the option to be withdrawn. We will not accept delivery of a notice of withdrawal by e-mail. Although you may withdraw some, but not all, of your tendered options, you may not withdraw only a portion of a particular tendered option. In addition, you may not withdraw any required option unless you withdraw all of your tendered options.

      Except as described in the following sentence, the notice of withdrawal must be executed by you exactly as your name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

      You may not rescind any withdrawal. Any options you withdraw will be deemed not properly tendered for purposes of this offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

      No one is obligated to give you notice of any defects or irregularities in your notice of withdrawal, nor will anyone incur any liability for failure to give you any such notice. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be binding.

6.	Acceptance of Options for Exchange and Issuance of New Options.

      Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept eligible options and required options for exchange and cancellation if they have been properly tendered and not validly withdrawn before the expiration date. If your tendered options are accepted and cancelled on November 30, 2001, the scheduled expiration date of this offer, you will be granted your new options on June 3, 2002, which is the first trading day that is at least six months and one day after the date tendered options are expected to be accepted for exchange and cancelled. If we extend the expiration date, you will be granted new options on a subsequent trading day that is the first trading day that is at least six months and one day after the extended expiration date.

      We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of the review, we may decide to grant you additional options in the future. However, if we accept any of the options you tender in this offer, you will not receive any other option grants for which you might otherwise be eligible until the grant date for your new options. If we accept and cancel any of the options you tender pursuant to this offer and we were to grant you any options prior to a date at least six months and one day after that cancellation, we would be required, for financial reporting purposes, to record a compensation expense against our earnings. Under current rules, by deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we believe we will not have to record such a compensation expense with respect to those options. The compensation committee of the board of directors does not plan to grant any additional options to current employees who are not executive officers until after the grant date for the new options, including grants to current eligible employees who do not elect to participate in this offer.

      The number of shares of our common stock subject to each new option we grant pursuant to this exchange offer will be the same as the number of shares of our common stock subject to the eligible option or required option you tendered in exchange for that new option, as adjusted to reflect any stock split, combination or the like occurring prior to the grant of the new options. All new options will be granted under our 1999 plan and will be subject to the terms and conditions of the 1999 plan and a new stock option agreement between you and us.

      If you do not remain our employee or an employee of one of our subsidiaries from the date we accept your tendered options through the date we grant the new options, you will not receive any new options, or any other payment or consideration, in exchange for your tendered options that have been accepted and cancelled regardless of how or why your employment terminated. The offer does not change the “at-will” nature of your employment with us, and your employment may be terminated by us or you at any time, including prior to the grant date or vesting of the new options, for any reason with or without cause.

      If we are acquired prior to expiration of this offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

      If we are acquired after your tendered options are accepted for exchange and cancelled but before the new options are granted, the obligations of Packeteer in connection with this offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the merger agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted in the event of such a transaction.

      If we are acquired after the grant of the new options, those options may be assumed by the successor company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the transaction. Each option that is assumed will be appropriately adjusted, immediately after such transaction, to apply to the number and class of securities which would have been issued to you had you exercised the new option immediately prior to such transaction. If the holders of common stock receive cash consideration in connection with the transaction, the assumed option may be adjusted, at the option of the successor corporation, to apply to the number of shares of its common stock with a fair market value equivalent to the cash consideration paid per share of common stock in such transaction.

      If the successor company does not assume or replace the new options with a cash incentive program preserving the spread on those options at the time of the acquisition, then the shares of common stock subject to those options would vest on an accelerated basis and the new options would become exercisable for all of the option shares immediately prior to the acquisition. In addition, if the new options were not assumed by the successor company nor exercised immediately prior to the acquisition, then they would immediately terminate after the transaction.

      You are not required to accept this offer. You may tender none, some or all of your eligible options. For example, if you have received two eligible options, you may choose to tender neither of these eligible options, one of these eligible options or both of these eligible options. However, if you wish to tender an eligible option, you may not tender anything less than that entire option to the extent it is outstanding. (If you have exercised an eligible option in part, the option is outstanding only to the extent of the unexercised portion of the option.) If you choose to tender any eligible options, you must tender all of your required options.

      Should you choose to tender your eligible options for exchange, you will be required to indicate in the letter of transmittal all the particular options that you are tendering, including your required options. If you tender your eligible options pursuant to this offer, you will automatically be deemed to have tendered all of your required options for exchange and cancellation. This does not change your responsibility to properly complete the letter of transmittal.

      For purposes of this offer, we will be deemed to have accepted options that are validly tendered and are not properly withdrawn, if and when we give oral or written notice to you of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that were not validly withdrawn. Promptly after we accept and cancel tendered options, we will send each tendering option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares that will be subject to the new options and the expected grant date of the new options.

7. Conditions of this Offer.

      Notwithstanding any other provision of this offer, we will not be required to accept any options tendered to us, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after October 18, 2001 but prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options tendered to us:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered options pursuant to this offer, the issuance of new options, or otherwise relates in any manner to this offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this offer or otherwise relates in any manner to this offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or grant new options for, some or all of the tendered options;

(3) materially impair the benefits we hope to receive as a result of this offer; or

(4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us;

(c) there shall have occurred:

(1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of us or our subsidiaries or on the trading in our common stock;

(6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

(7) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

(8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 18, 2001;

(d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before October 18, 2001;

(2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before October 18, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries.

      The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time in the past to exercise any of these rights will not be deemed a waiver of any such rights in the future. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price Range of Common Stock Underlying the Options.

      There is no established trading market for options granted under the 1999 plan.

      Our common stock is quoted on the Nasdaq National Market under the symbol “PKTR.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

Quarter Ended	High	Low

September 30, 2001	$12.69	$2.74
June 30, 2001	$12.53	$1.88
March 31, 2001	$24.12	$2.81
December 31, 2000	$40.31	$8.69
September 30, 2000	$52.38	$25.38
June 30, 2000	$38.00	$10.50
March 31, 2000	$73.00	$33.00
December 31, 1999	$77.13	$29.63
September 30, 1999	$58.94	$21.13

      On October 17, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $5.00 per share.

      Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

      The new options will not be granted until the first trading date that is at least six months and one day after the date your tendered options are accepted and cancelled. The exercise price of the new options will be the last reported sale price of our common stock reported on the Nasdaq National Market on the date of grant. The exercise price of the new options may be higher than the exercise price of your tendered options. In addition, our common stock may never trade at a price above the exercise price of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the new options or at any time in the future.

9. Source and Amount of Consideration; Terms of New Options.

      Consideration. The new options to be granted in exchange for eligible options and required options properly tendered and accepted for exchange and cancelled by us will be granted under our 1999 plan. The number of shares of common stock subject to each new option to be granted to you in exchange for your cancelled options will be the same as the number of shares of our common stock subject to your cancelled option, as adjusted to reflect any stock splits, combinations or the like occurring prior to the grant of the new options.

      If we receive and accept tenders of all eligible options and required options, we will grant new options to purchase a total of approximately 1,849,699 shares of our common stock. If all eligible options and required options are properly tendered and accepted and cancelled, the common stock issuable upon exercise of the new options granted in exchange will equal approximately 6% of the total shares of our common stock outstanding as of September 30, 2001. The shares of common stock subject to tendered options granted pursuant to the 1999 plan that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the 1999 plan and will provide some of the shares needed for the option grants that will be made under the 1999 plan in carrying out the exchange that is the subject of this offer.

      Terms of new options. Each new option will be granted pursuant to the 1999 plan and will be evidenced by a new stock option agreement between us and each option holder who tenders options in this offer and whose tendered options we accept for exchange and cancellation. To the extent the tendered option was granted pursuant to the 1999 plan, the terms and conditions of the new option are intended to be substantially similar to the terms and conditions of such tendered option. To the extent the tendered option was granted pursuant to the 1996 plan or Workfire option plan or outside one of these plans, the terms and conditions of the new option may differ from the terms and conditions of the such tendered option. We recommend that you review and compare the terms of the new stock option agreement with the terms of your existing option agreement. All of the new options granted in exchange for your tendered options will be non-statutory options under federal tax laws. Each share of our common stock that you purchase upon the exercise of your option is entitled to one vote on each matter submitted by us to our stockholders for approval.

      New options to be granted to international employees may be subject to certain restrictions and limitations required by the foreign jurisdiction in which the employee resides. As a result, an alternative form of stock option agreement may be required for new options to be granted to international employees.

      The grant of new options pursuant to this offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options.

      1999 plan. The following description of the relevant terms of the 1999 plan and the new stock option agreement is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 1999 plan and the form of stock option agreement. A complete copy of the 1999 plan, as amended and restated, has been filed as an exhibit to our definitive proxy statement filed with the Securities and Exchange Commission on April 16, 2001. Please contact Tina Parker, 10495 North De Anza Boulevard, Cupertino, California 95014 (telephone (408) 873-4400), to receive a copy of the 1999 plan and/or the form of stock option agreement or notice of stock option grant. We will furnish you copies of these documents at our expense.

General

      The 1999 plan consists of five separate equity incentive programs: (a) the Discretionary Option Grant Program, (b) the Stock Issuance Program, (c) the Salary Investment Option Grant Program, (d) the Automatic Option Grant Program for non-employee directors and (e) the Director Fee Option Grant Program. The option exchange which is the subject of this offer is being done pursuant to the Discretionary Option Grant Program. The principal features of the Discretionary Option Grant program are described below.

Administration

      The compensation committee of the board of directors has the exclusive authority to administer the Discretionary Option Grant Program with respect to the option grants made to our executive officers and non-employee directors and will also have the authority to make option grants under those programs to all other eligible individuals. However, the board of directors may at any time appoint a secondary committee of one or more directors to have separate but concurrent authority with the compensation committee to make option grants under the program to individuals other than executive officers and non-employee directors.

      The term “plan administrator,” as used in this summary, will mean the compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 1999 plan. The plan administrator will have complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

Share Reserve

      At present, 6,659,228 shares of common stock are reserved for issuance over the term of the 1999 plan. Such share reserve consists of (a) the 3,845,917 shares of common stock initially reserved for issuance under the 1999 plan (including the shares of common stock subject to the outstanding options under the 1996 plan which were transferred to the 1999 plan) plus (b) the additional 1,340,000 shares added to the reserve on January 3, 2000 pursuant to the automatic share increase provisions of the 1999 plan plus (c) the additional 1,473,311 shares added to the reserve on January 2, 2001 pursuant to those automatic share increase provisions.

      The share reserve under the 1999 plan will automatically increase on the first trading day of each calendar year by the number of shares of common stock equal to 5% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 3,000,000 shares, subject to adjustment for subsequent stock splits, stock dividends and similar transactions.

      No participant in the 1999 plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 750,000 shares of common stock in total per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions.

      The shares of common stock issuable under the 1999 plan may be drawn from shares of our authorized but unissued common stock or from shares of common stock that we acquire, including shares purchased on the open market.

      Shares subject to any outstanding options under the 1999 plan (including options transferred from the 1996 plan) which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 1999 plan which we subsequently purchase, at the option exercise or direct issue price paid per share, pursuant to our purchase rights under the 1999 plan will be added back to the number of shares reserved for issuance under the 1999 plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 1999 plan will not be available for reissuance.

Changes in Capitalization

      In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (a) the maximum number and/or class of securities issuable under the 1999 plan, (b) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1999 plan per calendar year, (c) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members, (d) the number and/or class of securities and the exercise price per share in effect under each outstanding option, and (e) the maximum number and/or class of securities by which the share reserve under the 1999 plan is to increase automatically each year. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the 1999 plan or the outstanding options thereunder.

Eligibility

      Officers and employees, non-employee directors and independent consultants in our service or in the service of our subsidiaries are eligible to receive grants pursuant to the Discretionary Option Grant Program. However, only current employees who are not executive directors are eligible to participate in this offer.

Amendment and Termination

      The board of directors may amend or modify the 1999 plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board of directors, the 1999 plan will terminate on the earliest of (a) May 18, 2009, (b) the date on which all shares available for issuance pursuant to the 1999 plan have been issued as fully-vested shares or (c) the termination of all outstanding options in connection with certain changes in control.

Cancellation/Regrant

      The plan administrator has the authority to once again effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options transferred from the 1996 plan) in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

Option Terms

Exercise Price

      Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of a share of common stock on the grant date.

Term

      No granted option will have a term in excess of ten years.

Exercisability

      The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to our repurchase, at the exercise price paid per share, if you stop providing us service prior to vesting in those shares.

      Upon cessation of service, you will have a limited period of time in which to exercise his or her outstanding options to the extent they are exercisable for vested shares. The plan administrator will have complete discretion to extend the period following your cessation of service during which your outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after your actual cessation of service.

Change in Control

      In the event we experience a change in control, each outstanding option granted pursuant to the Discretionary Option Grant Program will automatically accelerate in full, unless assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the Discretionary Option Grant will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

      A change in control will be deemed to occur upon (a) our acquisition through a merger or asset sale, (b) the successful completion of a tender offer for more than 50% of our outstanding voting stock or (c) a change in the majority of our board of directors effected through one or more contested elections for board membership.

Stockholder Rights and Option Transferability

      You will not have any stockholder rights with respect to the option shares until you have exercised the option and paid the exercise price for the purchased shares. Generally, options are not assignable or transferable other than by will or the laws of inheritance following your death, and during your lifetime, your option may only be exercised by you. However, your options may be transferred or assigned during your lifetime to one or more members of your immediate family or to a trust established for one or more your family members.

Discretionary Features

Tandem Stock Appreciation Rights

      The plan administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program that will provide the holders with the right to surrender their options to us for an appreciation distribution. The amount of the distribution payable will be equal to the excess of (a) the fair market value of the vested shares of common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of common stock.

Accelerated Vesting Upon Change in Control

      The plan administrator has complete discretion to grant one or more options under the Discretionary Option Grant Program which will become exercisable for all the option shares in the event your service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

      The plan administrator has the discretion to structure one or more option grants under the Discretionary Option Grant Program so that those options will vest immediately vest upon a change in control, whether or not the options are to be assumed or otherwise continued in effect.

Financial Assistance

      The plan administrator may institute a loan program to assist you in financing the exercise of outstanding options under the Discretionary Option Grant Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

Special Tax Election

      The plan administrator may provide you with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which you become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the plan administrator may allow you to deliver previously acquired shares of common stock in payment of such withholding tax liability.

10.	Certain Differences between Eligible Options and Required Options and New Options to be Granted in Exchange Therefore.

      To the extent your eligible options and required options were granted pursuant to the 1999 plan, the new options granted in exchange for those options will have substantially the same terms and conditions as those options, except for the new exercise price and a new ten-year maximum term. However, if you are a non-exempt employee under the federal wage laws, then, as required by federal law, your new options will not be exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your new options will become exercisable for the same percentage of shares for which your corresponding eligible option or required option would have been exercisable at that time had you not tendered that option pursuant to this offer.

      If your existing options were originally granted pursuant to (1) the 1996 plan or (2) the Workfire option plan, those existing options may contain certain features, such as accelerated vesting provisions under certain circumstances and/or early exercise periods, which will not be included within the terms of the new options you will receive under the 1999 plan. For example, if your option was granted pursuant to the 1996 plan, you may have been entitled to an additional two years of vesting in the event of a change of control transaction. Your new option would not contain such an accelerated vesting provision. We recommend that you review and compare the terms of the new stock option agreement with the terms of your existing stock option agreement.

      In addition, new options to be granted to international employees may be subject to certain restrictions and limitations required by the foreign jurisdiction in which the employee resides. As a result, an alternative form of stock option agreement may be required for new options to be granted to international employees.

11. Information Concerning Packeteer.

      We are a leading provider of application performance infrastructure systems that are designed to provide enterprises and service providers a layer of control for applications delivered across intranets, extranets and the Internet. Our products — powered by PacketWise software — are designed to ensure end-to-end quality of service (QoS) for networked applications and managed services, enhancing users’ quality of experience through comprehensive bandwidth, traffic, content, service-level and policy management. Our PacketShaper family of products, the PacketShaper and AppVantage systems, integrates application discovery, analysis, control and reporting technologies that are required for proactive application performance and bandwidth management. The AppCelera family of Internet acceleration appliances employs SSL acceleration and advanced content compression, transformation and caching technologies to improve response times of mission critical enterprise, eBusiness and eCommerce web applications.

      Our products are deployed by Global 2000 corporations and service providers, and sold through an established network of more than 100 VARs, distributors, system-integrators and OEMs in more than 50 countries. Our products are built on hardware platforms based on Intel-compatible microprocessor technologies. In addition, PacketWise software is licensed by major communications industry partners who integrate the software into specific strategic networking solutions. We primarily use indirect channels to leverage the reach of our sales force to obtain worldwide coverage. Our sales force and marketing efforts are used to develop brand awareness and support our indirect channels. We have subsidiaries in Hong Kong, Japan, The Netherlands, United Kingdom, Australia, Caymans and Canada. To date we have shipped more than 15,000 units.

      We were incorporated in Delaware in January 1996. In February 1997, we began shipping our products. Our principal executive offices are located at 10495 North De Anza Boulevard, Cupertino, California 95014, and our telephone number at that address is (408) 873-4400.

      The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 and in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001 is incorporated by reference. Please see Section 18 for instructions on how you can obtain copies of our Securities and Exchange Commission reports that contain the audited financial statements and unaudited financial data.

      The book value per share of our common stock at June 30, 2001 was $3.72.

      Our consolidated ratio of earnings to fixed charges for each of the two years in the period ended December 31, 2000, and for the six-month period ended June 30, 2001 is as follows:

	Years Ended
	December 31,
			Six Months Ended
	2000	1999	June 30, 2001

Ratio of Earnings to Fixed Charges	N/A	N/A	N/A

12.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

      A list of our directors and executive officers is attached to this offer to exchange as Schedule I. As of September 30, 2001, our executive officers and directors as a group beneficially owned eligible options to purchase a total of 1,217,240 shares of our common stock. That number represented approximately 32% of the total eligible options as of that date. Our executive officers and members of our board of directors are not eligible to participate in this offer.

      During the past 60 days, we have granted options under the 1999 plan to purchase 54,000 shares of our common stock. During the past 60 days, individuals have exercised options to acquire 235,685 shares of our common stock with exercise prices per share ranging from $5.69 to $9.56. Except as otherwise described above, option grants made pursuant to the Packeteer, Inc. 1999 Employee Stock Purchase Plan and stock option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock which were effected during the past 60 days by us or, to our knowledge, by any of our current executive officers, directors, affiliates or subsidiaries.

13. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

      All tendered eligible options and required options that are accepted for exchange will be cancelled. All shares underlying tendered options which were originally granted pursuant to the 1999 plan (but not any options granted under the Workfire option plan or outside of the option plans) that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the 1999 plan and will fund part of the share reserve required under the 1999 plan to carry out the option exchange that is the subject of this offer. To the extent those cancelled shares exceed the reserve necessary for issuance upon the exercise of the new options to be granted in connection with this offer, the excess shares will be available for future awards to employees and other eligible plan participants.

      We do not believe that there are any adverse accounting consequences of the offer or the exchange as we have structured it. We believe will not incur any material compensation expense solely as a result of the transactions contemplated by this offer because: (1) we will not grant any new options to participants in this program within six months and one days after the date we accept and cancel the options tendered for exchange; and (2) the exercise price of the new options will equal the market value of the common stock on the date we grant the new options.

14.	Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept tendered options for exchange and cancellation and to grant new options for tendered options is subject to certain conditions, including the conditions described in Section 7.

      We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, this offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

15. Material Federal Income Tax Consequences.

      The following is a general summary of the material federal income tax consequences applicable to the tender and exchange of options pursuant to this offer. This discussion is based on the Internal Revenue Code, Treasury Regulations, the administrative and judicial interpretations and the relevant legislative history of both (all as of the date of this offer), all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

      If you are subject to taxation in a country other than the United States, whether by reason of your nationality, residence or otherwise, you should consult with your individual tax advisor as to the consequences of your participation in this offer. Short summaries of some of the important tax implications in some of the countries where our non-U.S. employees are located are attached as exhibits.

      Cancellation of Your Eligible and Required Options for New Options. If your outstanding options are cancelled, you will not be taxed at the time of the cancellation.

      Grant of New Options. All new options will be non-statutory options for federal income tax purposes. You will not be taxed when the new options are granted to you.

      Exercise of New Options. When you exercise your new option, you will recognize taxable income for federal income tax purposes equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the exercise price paid for those shares, and you must satisfy the applicable withholding tax requirements with respect to such income.

      The subsequent sale of the shares acquired pursuant to the exercise of your new option generally will give rise to a capital gain equal to the amount realized upon the sale of the shares less the sum of the (a) exercise price paid for the shares plus (b) the taxable income you previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount you realized upon such sale is less than such sum. The gain or loss will be long-term if you held the shares for more than one year prior to the sale.

      We recommend that you consult with your own tax advisor with respect to the federal, state and local tax consequences of participating in this offer, and any foreign tax laws that may apply to you.

16. Extension of Offer; Termination; Amendment.

      We expressly reserve the right at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and delay the acceptance for exchange and cancellation of any tendered options by giving oral or written notice of such extension to the option holders and publicly announcing it.

      We also expressly reserve the right prior to the expiration date, to terminate or amend this offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and publicly announcing it. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by increasing or decreasing the consideration offered in this offer to option holders or by increasing or decreasing the number of options being sought in this offer.

      Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to this offer will be disseminated promptly to you in a manner reasonably designated to inform you of such change.

      If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of this offer or information concerning this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend this offer for a period of ten business days after the date of such publication:

(a)(1) we increase or decrease the amount of consideration offered for the options;

(2) we decrease the number of options eligible to be tendered in this offer; or

(3) we increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the shares of our common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and

(b) this offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 16.

17. Fees and Expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

18. Additional Information.

      We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. The offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the Securities and Exchange Commission before making a decision on whether to tender your options:

1. our annual report on Form 10-K for our fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 29, 2001;

2. our quarterly report on Form 10-Q for our quarter ended June 30, 2001 filed with the Securities and Exchange Commission on August 1, 2001; and

3. the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on July 21, 1999, including any amendments or reports we file for the purpose of updating that description.

      These filings, any documents incorporated in the offer to exchange by reference, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market under the symbol “PKTR,” and our Securities and Exchange Commission filings can also be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Tina Parker, 10495 North De Anza Boulevard, Cupertino, California 95014 (telephone (408) 873-4400).

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this offer to exchange about our company should be read together with the information contained in the documents to which we have referred you.

19. Miscellaneous.

      The offer to exchange and our Securities and Exchange Commission reports referred to above include “forward-looking statements”. When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” expect,” “intend” and “plan” as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by us with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 29, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in those forward-looking statements. These risks include our dependence on a few substantial customers for a substantial portion of our revenues, our ability to develop and successfully market new products, rapid technological and market change, and risks related to future growth. Other important risks include the need to maintain important strategic relationships, our reliance on limited manufacturing partners, the difficulties of international expansion, general economic and business conditions, the need to protect our intellectual property, the length of our sales cycle, competition and other factors beyond our control. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “reform act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the reform act. The reform act does not provide this protection for transactions such as a tender offer and, to the extent this offer constitutes a tender offer, the reform act is not available for our forward-looking statements contained in this offer to exchange.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Packeteer, Inc.	October 18, 2001

SCHEDULE I

Information Concerning the Directors and

Executive Officers of Packeteer, Inc.

      Our directors and executive officers and their positions and offices as of September 30, 2001, are set forth in the following table:

Name	Position and Offices Held

Craig Elliott	President, Chief Executive Officer and Director (Principal Executive Officer)
Manny Freitas	Vice President, Operations
Brett Galloway	Vice President, Corporate Development and Director
Robert Hon	Vice President, Engineering
Todd Krautkremer	Vice President, Marketing
Neil Sundstrom	Vice President, Worldwide Sales
David Yntema	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)
Hamid Ahmadi	Director
Steven Campbell	Director
Joseph Graziano	Director
L. William Krause	Director
William Stensrud	Director
Peter Van Camp	Director

      The address of each director and executive officer is: c/o Packeteer, Inc., 10495 North De Anza Boulevard, Cupertino, California 95014.

SCHEDULE II

OFFER TO EXCHANGE CERTAIN

OUTSTANDING OPTIONS WITH AN
EXERCISE PRICE PER SHARE OF $5.00 OR MORE
FOR NEW OPTIONS

       Any questions or requests for assistance or additional copies of any documents referred to in this offer to exchange may be directed to Rich Jacquet or Tina Parker, 10495 North De Anza Boulevard, Cupertino, California 95014 (telephone (408) 873-4400).

October 18, 2001